Exhibit 99.1
News Release

Novelis Reports First Quarter of Fiscal 2020 Results
Strong operational performance in favorable market conditions deliver exceptional results

First Quarter Fiscal Year 2020 Highlights

•	Net income attributable to common shareholder of $127 million; excluding special items, net income of $145 million

•	Adjusted EBITDA of $372 million

•	Net sales of $2.9 billion

•	Shipments of 830 kilotonnes

ATLANTA, August 6, 2019 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported net income attributable to its common shareholder of $127 million for the first quarter of fiscal year 2020, compared to $137 million in the prior year period. Excluding tax-effected special items, such as $33 million in favorable metal price lag in the prior year, the company reported net income of $145 million in the first quarter of fiscal 2020, compared to $115 million in the prior year period. This 26 percent increase is primarily due to higher Adjusted EBITDA.
Adjusted EBITDA increased 11 percent over the prior year period to $372 million in the first quarter of fiscal 2020, primarily driven by higher total shipments as well as favorable price and product mix, partially offset by less favorable recycling benefits due to lower aluminum prices. Adjusted EBITDA per ton reached $448 in the quarter, as compared to $419 in the prior year period.
Net sales decreased six percent over the prior year period to $2.9 billion for the first quarter of fiscal 2020, driven by lower average aluminum prices and local market premiums, partially offset by higher total shipments and more favorable product price and mix. Shipments of flat rolled products increased four percent over the prior year to 830 kilotonnes.
“Novelis’ continued success is based on its ability to deliver high-quality products to customers and its focus on optimizing manufacturing operations,” said Steve Fisher, President and CEO, Novelis Inc. “With a strong balance sheet and commitment to sustainable innovation, we are well positioned to make strategic investments in capacity as well as R&D to meet growing demand for lightweight aluminum solutions."
The company reported negative $94 million of free cash flow for the first quarter of fiscal 2020, including a three-fold increase in capital expenditures year-over-year to $162 million mainly to support strategic capacity expansion projects underway in the US, China and Brazil. Free cash flow before capital expenditures improved 36 percent over the prior year period to $68 million, driven primarily by higher Adjusted EBITDA and favorable working capital from lower aluminum prices and inventory levels.

(in $ millions, non-GAAP measures)	Three Months Ended June 30,
	2019	2018
Free cash flow	(94)	(4)
Capital expenditures	162	54
Free cash flow before capital expenditures	68	50

"Our strategic capital projects to increase rolling, recycling and finishing capacity continue to progress on time and on budget,” said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis Inc. “Our focus on continuous operational improvement to fully leverage our existing capacity will allow us to continue to deliver strong results in favorable market conditions."
As of June 30, 2019, the company reported a strong total liquidity position of $1.7 billion and a net leverage ratio of 2.5x.

Aleris Acquisition
On July 26, 2018, Novelis announced it signed a definitive agreement to acquire Aleris Corporation. The acquisition continues to progress and is expected to close in the fourth quarter of calendar year 2019, subject to customary closing conditions and regulatory approvals.

First Quarter of Fiscal Year 2020 Earnings Conference Call
Novelis will discuss its first quarter of fiscal year 2020 results via a live webcast and conference call for investors at 8:00 a.m. ET on Tuesday, August 6, 2019. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1w8nrkn5uwjtq&eom. To join by telephone, dial toll-free in North America at 800 582 4086, India toll-free at 1800 266 2125 or the international toll line at +1 212 231 2911. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of lightweight aluminum throughout North America, Europe, Asia and South America. The company is headquartered in Atlanta, Georgia, operates 23 facilities in nine countries, has approximately 11,000 employees and recorded $12.3 billion in revenue for its 2019 fiscal year. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Free Cash Flow, Liquidity, Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward looking statements in this news release are statements about our expectation that we will be able to make strategic investments in capacity and R&D. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments or divestitures, including the proposed acquisition of Aleris Corporation; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months Ended June 30,
	2019	2018
Net sales	$2,925	$3,097
Cost of goods sold (exclusive of depreciation and amortization)	2,414	2,591
Selling, general and administrative expenses	127	117
Depreciation and amortization	88	86
Interest expense and amortization of debt issuance costs	65	66
Research and development expenses	19	15
Restructuring and impairment, net	1	1
Other (income) expenses, net	4	29
Business acquisition and other integration related costs	17	2
	$2,735	$2,907
Income before income taxes	190	190
Income tax provision	63	53
Net income	$127	$137
Net income attributable to noncontrolling interest	—	—
Net income attributable to our common shareholder	$127	$137

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	June 30, 2019	March 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$859	$950
Accounts receivable, net
— third parties (net of uncollectible accounts of $7 as of June 30, 2019 and March 31, 2019)	1,485	1,417
— related parties	172	164
Inventories	1,499	1,460
Prepaid expenses and other current assets	128	121
Fair value of derivative instruments	94	70
Assets held for sale	5	3
Total current assets	$4,242	$4,185
Property, plant and equipment, net	3,423	3,385
Goodwill	607	607
Intangible assets, net	340	351
Investment in and advances to non–consolidated affiliates	796	792
Deferred income tax assets	137	142
Other long–term assets — third parties	197	101
Total assets	$9,742	$9,563
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$19	$19
Short–term borrowings	53	39
Accounts payable
— third parties	1,972	1,986
— related parties	192	175
Fair value of derivative instruments	76	87
Accrued expenses and other current liabilities	537	616
Total current liabilities	$2,849	$2,922
Long–term debt, net of current portion	4,327	4,328
Deferred income tax liabilities	254	223
Accrued postretirement benefits	852	844
Other long–term liabilities	242	180
Total liabilities	$8,524	$8,497
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of June 30, 2019 and March 31, 2019	—	—
Additional paid–in capital	1,404	1,404
Retained earnings	330	203
Accumulated other comprehensive income (loss)	(483)	(506)
Total equity of our common shareholder	$1,251	$1,101
Noncontrolling interest	(33)	(35)
Total equity	$1,218	$1,066
Total liabilities and equity	$9,742	$9,563

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Three Months Ended June 30,
	2019	2018
OPERATING ACTIVITIES
Net income	$127	$137
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	88	86
(Gain) loss on unrealized derivatives and other realized derivatives in investing activities, net	(14)	24
(Gain) loss on sale of assets	(1)	3
Deferred income taxes, net	28	(14)
Amortization of debt issuance costs and carrying value adjustments	5	5
Changes in operating assets and liabilities:
Accounts receivable	(81)	(201)
Inventories	(36)	(205)
Accounts payable	43	283
Other current assets	(5)	(29)
Other current liabilities	(80)	(58)
Other noncurrent assets	3	—
Other noncurrent liabilities	(20)	17
Net cash provided by (used in) operating activities	$57	$48
INVESTING ACTIVITIES
Capital expenditures	(162)	(54)
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	—
Proceeds from investment in and advances to non-consolidated affiliates, net	6	6
Proceeds (outflows) from the settlement of derivative instruments, net	1	(7)
Other	4	3
Net cash provided by (used in) investing activities	$(149)	$(52)
FINANCING ACTIVITIES
Principal payments of long-term and short-term borrowings	(6)	(34)
Revolving credit facilities and other, net	12	(9)
Debt issuance costs	(1)	—
Net cash provided by (used in) financing activities	$5	$(43)
Net increase (decrease) in cash, cash equivalents and restricted cash	(87)	(47)
Effect of exchange rate changes on cash	(3)	(19)
Cash, cash equivalents and restricted cash — beginning of period	960	932
Cash, cash equivalents and restricted cash — end of period	$870	$866

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three months ended June 30, 2019 and 2018.

(in millions)	Three Months Ended June 30,
	2019	2018
Net income attributable to our common shareholder	$127	$137
Noncontrolling interests	—	—
Income tax provision	63	53
Interest, net	62	63
Depreciation and amortization	88	86
EBITDA	$340	$339

Unrealized (gains) losses on change in fair value of derivative instruments, net	(6)	4
Realized (gains) losses on derivative instruments not included in segment income	2	—
Adjustment to reconcile proportional consolidation	15	16
(Gain) loss on sale of fixed assets	(1)	3
Restructuring and impairment, net	1	1
Metal price lag	2	(33)
Business acquisition and other integration related costs (A)	17	2
Other, net	2	2
Adjusted EBITDA	$372	$334
 _________________________

(A)
Management reclassified $2 million from "Selling, general and administrative expenses" to "Business acquisition and other integration related costs" for the three months ended June 30, 2018 to remove the impact of business acquisition and other integration related costs from Adjusted EBITDA. This reclassification had no impact on the condensed consolidated statement of operations, condensed consolidated balance sheets or condensed consolidated statements of cash flow during the respective period.

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the three months ended June 30, 2019 and 2018.

(in millions)	Three Months Ended June 30,
	2019	2018
Net cash provided by (used in) operating activities	$57	$48
Net cash provided by (used in) investing activities	(149)	(52)
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(2)	—
Free cash flow	$(94)	$(4)

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of June 30, 2019 and March 31, 2019.

(in millions)	June 30, 2019	March 31, 2019
Cash and cash equivalents	$859	$950
Availability under committed credit facilities	870	897
Total liquidity	$1,729	$1,847

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended June 30,
	2019	2018
Net income attributable to our common shareholder	$127	$137
Special Items:
Business acquisition and other integration related costs	17	2
Metal price lag	2	(33)
Restructuring and impairment, net	1	1
Tax effect on special items	(2)	8
Net income attributable to our common shareholder, excluding special items	$145	$115

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$170	$53	$53	$96	$—	$372

Shipments (in kt)
Rolled products - third party	289	223	183	135	—	830
Rolled products - intersegment	—	11	1	4	(16)	—
Total rolled products	289	234	184	139	(16)	830

Selected Operating Results Three Months Ended June 30, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$119	$63	$55	$97	$—	$334

Shipments (in kt)
Rolled products - third party	274	228	173	122	—	797
Rolled products - intersegment	—	4	2	4	(10)	—
Total rolled products	274	232	175	126	(10)	797